UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 3, 2010
Famous Dave’s of America, Inc.
(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation)	0-21625 (Commission File Number)	41-1782300 (IRS Employer Identification No.)

(Address of principal executive offices) 12701 Whitewater Drive, Suite 200, Minnetonka, MN	(Zip Code) 55343
(952) 294-1300
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On February 26, 2010, Famous Dave’s of America, Inc. (the “Company”) entered into an Amended and Restated Asset Purchase Agreement (the “Amended Agreement”) with North Country BBQ Ventures, Inc. and its subsidiaries (collectively referred to as “North Country”) pursuant to which it agreed to purchase the assets comprising seven restaurants in New Jersey and New York (the “Restaurants”) that were previously operated by North Country under the “Famous Dave’s of America” brand name pursuant to franchise agreements with the Company. The Company had previously entered into an Asset Purchase Agreement (the “Initial Agreement”) with North Country on December 17, 2009 that constituted a “stalking horse” bid in a sale process conducted under Section 363 of Chapter 11 of the U.S. Bankruptcy Code. The Amended Agreement amended and restated the Initial Agreement in its entirety.
     Pursuant to the Amended Agreement, the Company agreed to purchase substantially all of the property and assets owned by North Country and used in the operation of the Restaurants for cash consideration of approximately $6,800,000. The cash purchase price is net of approximately $635,000 of cure amounts required to be paid pursuant to applicable provisions of the United States bankruptcy laws, and resulting from North Country’s assumption and assignment to the Company of certain real estate leases and franchise agreements, which amounts were deducted from the aggregate purchase price that would otherwise have been paid at closing.
     The Amended Agreement contained representations, warranties, covenants and agreements as are customary for a transaction of this size and nature and contains closing conditions that included, among other things, receipt of approval from the United States Bankruptcy Court for the District of New Jersey (the “Bankruptcy Court”), the accuracy of representations and warranties and the satisfaction of other customary closing conditions. The Bankruptcy Court issued an order approving the Amended Agreement and the Company’s purchase of the Restaurants on March 2, 2010, and the Company consummated the transactions contemplated by the Amended Agreement on March 3, 2010.
     The foregoing description of the Amended Agreement does not purport to be complete and is qualified in its entirety by reference to the Amended Agreement itself, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference. The benefits of the representations and warranties set forth in the Amended Agreement are intended to be relied upon by the parties to the Amended Agreement only, and do not constitute continuing representations and warranties of the Company to any other party or for any other purpose.
     In connection with the North Country acquisition, on March 4, 2010, the Company and its subsidiaries (collectively with the Company as the “Borrower”) entered into a Second Amended and Restated Credit Agreement with Wells Fargo Bank, National Association, as administrative agent and lender (the “Lender”) (the “Second Amendment”), a copy of which is filed as Exhibit 10.2 to this Current Report on Form 8-K. The Second Amendment amended the Company’s previously existing credit agreement with the Lender, which consisted of a revolving credit facility of $30.0 million, with a Company option, subject to the Company meeting identified covenants and elections to participate by the Lender, to increase the amount to $50.0 million (the “Facility”). The Second Amendment provided the Company with an additional $6.8 million, seven year term loan that bears interest at LIBOR plus 225 basis points. The proceeds of this term loan were used to fund the Company’s acquisition of the Restaurants. The credit agreement, as amended by the Second Amendment, has no prepayment penalties associated with it and contains covenant amendments designed to ensure continued compliance with overall loan covenants in light of the additional indebtedness.
Item 2.02 Results of Operations and Financial Condition.
     The information in this Item is furnished to, but not filed with, the Securities and Exchange Commission (the “Commission”) solely under Item 2.02 of Form 8-K, “Results of Operations and Financial Condition.”
     On March 3, 2010, we issued a press release reporting the financial results for our fourth quarter and fiscal year ended January 3, 2010. A copy of the press release is furnished as Exhibit 99.1 to this report.
Item 9.01 Financial Statements and Exhibits.
     (c) Exhibits
10.1	Amended and Restated Asset Purchase Agreement dated effective February 26, 2010.

10.2	Second Amended and Restated Credit Agreement dated March 4, 2010.

99.1	Famous Dave’s of America, Inc. Press Release dated March 3, 2010.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Famous Dave’s of America, Inc.
Date: March 8, 2010	By:	/s/ Diana G. Purcel
		Name:	Diana G. Purcel
		Title:	Chief Financial Officer and Secretary